Exhibit 99.1
Blaize Announces Expected First Quarter 2026 Revenue and Newly Awarded Contract with NeoTensr Anticipated to Generate $50.0 Million in Revenue

•First quarter 2026 revenue expected to be $2.7 million, impacted by memory inventory and supply chain delays
•Blaize maintains full year 2026 revenue guidance of $130.0 million
•New NeoTensr contract expected to generate up to $50.0 million in revenue

EL DORADO HILLS, Calif., April 14, 2026 /PRNewswire/ -- Blaize Holdings, Inc. (Nasdaq: BZAI, Nasdaq: BZAIW) (“Blaize,” the “Company,” “we,” “our,” or “us”), a leader in programmable, energy-efficient AI computing, announced today expected revenue for the first fiscal quarter ending March 31, 2026, and a newly awarded contract with NeoTensr, a system integrator and software company, expected to generate $50.0 million in revenue, following last week’s previously announced launch of Blaize AI Services.

Preliminary First Quarter Revenue

Expected revenue for the first quarter of 2026 was approximately $2.7 million. Results were primarily impacted by temporary supply chain constraints that affected shipment timing, despite solid underlying customer demand.

“The global memory shortage reduced server purchase availability from our primary supplier in the first quarter of 2026, which prevented us from fulfilling customer demand,” said Harminder Sehmi, CFO of Blaize. “We have secured the inventory needed to deliver $10.0 - $12.0 million to our customer in late April and May, and we remain on track with our full year 2026 revenue guidance.”

Business Updates

Blaize also announced today that it has entered into a new contract with NeoTensr for up to $50.0 million in revenue within the first year of the agreement, with fulfillment expected to begin in the second quarter. This is in addition to over $20.0 million in revenue that Blaize recognized from a NeoTensr order in the fourth quarter of 2025.

“Our agreement covers hybrid systems across edge and enterprise data center environments,” said Dinakar Munagala, Co-Founder and CEO of Blaize. “NeoTensr is building a multi-phased data center infrastructure across Asia Pacific, validating our Hybrid AI architecture, scaling into multi-city edge inference deployments, and incorporating the full Blaize AI Services stack. We expect each stage to drive progressively higher-margin revenue.”

“We chose Blaize because their Hybrid AI platform gives us the foundation to build and monetize AI infrastructure at scale across the Asia Pacific region,” said Liang Wang, CEO of NeoTensr. “From edge inference to full AI Services deployment, this partnership positions NeoTensr to capture a significant share of the growing demand for efficient, production-ready AI across our markets, and we are just getting started.”

Last week at GITEX Asia, Blaize announced the launch of Blaize AI Services to transform AI infrastructure into production-ready APIs. The new platform is designed to help cloud providers, data center operators, system integrators, and enterprises deploy application-level AI services faster, reduce cost per query, and create recurring AI service revenue.

“We continue to meet the demand for sector innovation, as evidenced by the significant interest from cloud service providers and data center operators with our recent launch of Blaize AI Services,” said Dinakar Munagala, Co-Founder and CEO of Blaize. “Blaize AI Services is differentiated by the delivery of quicker and highly efficient deployment of application-level AI services, which we believe represents repeat monetization.”

About Blaize

Blaize delivers a programmable AI platform, purpose-built for AI inference workloads in real-world environments. Its Hybrid AI architecture combines the Blaize GSP (Graph Streaming Processor), an efficient AI processor, with GPU-based infrastructure, enabling AI inference workloads to run across edge, cloud, and data center. Blaize solutions support computer vision, multimodal AI, and sensor-driven applications across smart cities, industrial automation, telecommunications, retail, logistics, and defense. Blaize is headquartered in El Dorado Hills, California, with a global presence across North America, Europe, the Middle East, and Asia. To learn more, visit www.blaize.com or follow us on LinkedIn @blaizeinc.

About NeoTensr

NeoTensr is a technology company specializing in hardware and software system development for edge, enterprise and data center environments. For more information, visit www.neotensr.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on beliefs and assumptions and on information currently available to Blaize, including expectations and scope of customer contracts, including potential values and the timing of revenues pursuant to such contracts; preliminary estimates of results of operations and guidance on results for future periods; what the AI Services offering will achieve; the industry in which Blaize operates, market opportunities, and product offerings. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to those factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 24, 2026, and other documents filed by Blaize from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Blaize assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. Blaize does not give any assurance that it will achieve its expectations. The expected revenue for the first fiscal quarter ended March 31, 2026 is preliminary as Blaize has not completed its financial statements for the quarter.